Exhibit 19.1

WESTERN URANIUM & VANADIUM CORP.
DISCLOSURE, CONFIDENTIALITY AND INSIDER TRADING POLICY

1.	PURPOSE OF THIS POLICY

1.1 The purpose of this disclosure, confidentiality and insider trading & policy (the “Policy”) of Western Uranium & Vanadium Corp. (the “Company”) is to set forth certain policies to ensure that:

(a) the Company complies with its timely disclosure obligations as required under applicable Canadian securities laws, including the Securities Act (Ontario) (the “Securities Act”)’ and if applicable in the United States of America;

(b) the Company prevents the selective disclosure of material changes (as defined herein) to analysts, institutional investors, market professionals and others;

(c) documents released by the Company or public oral statements made by a person with actual, implied or apparent authority to speak on behalf of the Company that relates to the business and affairs of the Company do not contain a misrepresentation (as defined herein);

(d) all persons to whom this Policy applies understand their obligations to preserve the confidentiality of Undisclosed Material Information (as defined herein);

(e) all appropriate parties who have Undisclosed Material Information are prohibited from trading in securities of the Company on such Undisclosed Material Information and Tipping (as defined herein) under applicable laws, stock exchange rules and this Policy; and

(f) the Chief Executive Officer and the Chief Financial Officer receive reports prior to such officers executing their certifications related to the Company’s Core Documents (as defined herein) setting out the evaluation, findings and conclusions of the Board (as defined herein) regarding the effectiveness of the Company’s disclosure controls and procedures (as defined herein) and the Board’s assessment of the quality of the disclosure made in the Core Documents.

2.	APPLICATION AND ADMINISTRATION OF THIS POLICY

2.1 This Policy will be administered and implemented by the Board of Directors.

2.2 The main groups of persons to whom this Policy apply are set forth in Schedule “A” attached hereto. Each section of the Policy that imposes restrictions and obligations will describe which groups of persons are subject to that section. References in this Policy to “any person to whom this Policy applies” or similar references are intended to include persons in all of the groups set forth in Schedule “A”.

3.	AUTHORIZED SPOKESPERSONS

3.1 Unless otherwise authorized by the Board, and subject to the prior approval of the Chief Executive Officer only the members of the Board are authorized to make public oral statements, initiate contacts with analysts, the media and investors.

3.2 Any person to whom this Policy applies who is approached by the media, an analyst, investor or any other member of the public to comment on the business and affairs of the Company, must refer all inquiries to the Chief Executive Officer and must immediately notify the Chief Executive Officer that the approach was made. In the event that a Director, Officer, Employee or Contractor is contacted by the media the Media Protocol attached as Schedule ‘D’ must be followed.

4.	PREPARATION AND RELEASE OF DOCUMENTS

4.1 The procedures in this section apply to all Directors, Officers, Employees and Contractors.

4.2 A “Document” means any public written communication, including a communication prepared and transmitted in electronic form:

(a) that is required to be filed with the Ontario Securities Commission (the “OSC”) or any other securities regulatory authority in Canada, either on the System for Electronic Document Analysis and Retrieval (“SEDAR”) web site at www.sedar.com or otherwise;

(b) that is not required to be filed with the OSC or any other securities regulatory authority in Canada, or on the SEDAR web site, but is so filed;

(c) that is filed or required to be filed with a government or an agency of a government under applicable law or with any stock exchange or similar institution under its bylaws, rules or regulations; or

(d) the content of which would reasonably be expected to affect the market price or value of the securities of the Company.

4.3 A “misrepresentation” means:

(a) an untrue statement of a material fact (as defined herein); or

(b) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the circumstances in which it is made.

4.4 The Securities Act distinguishes between “core documents” and “non-core documents”. For the purpose of this Policy, the following documents are “Core Documents”:

(a) prospectuses;

(b) take-over bid circulars;

(c) issuer bid circulars;

(d) directors’ circulars;

(e) rights offering circulars;

(f) management’s discussion and analysis (“MD&A” );

(g) annual information forms;

(h) information circulars;

(i) annual financial statements;

(j) interim financial statements; and

(k) material change reports.

4.5 Prior to the time that any Document is to be released to the public, filed with the OSC, any other securities regulatory authority in Canada, or filed on SEDAR, the following procedures must be observed:

(a) the Document must be prepared in consultation with, and be reviewed by, personnel in all applicable internal departments of the Company, and input from external experts and advisors should be obtained as necessary;

(b) any Core Document, other than a material change report, must be reviewed and approved by the Board;

(c) any press release which contains Undisclosed Material Information must be reviewed and approved by the Chief Executive Officer, the Chief Financial Officer and at least one other member of the Board;

(d) any press release which does not contain Undisclosed Material Information must be reviewed and approved by the Chief Executive Officer or the Chief Financial Officer and at least one other member of the Board;

(e) in the event a report, statement or opinion of any expert is included or summarized in a Document, the written consent of the expert to the use of the report, statement or opinion or extract thereof and the specific form of disclosure shall be obtained. In addition, the Board must be satisfied that:

(i) there are no reasonable grounds to believe that there is a misrepresentation in the part of the Document made on the authority of the expert; and

(ii) part of the Document fairly represents the expert report, statement or opinion.

(f) Core Documents, other than material change reports, must be provided to the Directors sufficiently in advance of the time they are to be filed or released to allow the Directors to review and comment on such documents. It is recognized that the requirement to make prompt disclosure of Material Changes by way of press releases may make it difficult to have certain press releases and material change reports reviewed by the Directors; and

(g) in the case of interim financial statements, annual financial statements and interim and annual MD&A, such documents must be reviewed and approved by the Board of Directors.

(h) In the event that a Document contains any Forward-Looking Information (as defined herein) this information must be specifically identified as such and the following additional disclosure shall be provided in written form proximate to each place in the Document where the Forward-Looking Information appears:

(i) reasonable cautionary language identifying the Forward-Looking Information as such;

(j) identifying the material factors that could cause actual results to differ materially from expected results from a conclusion, forecast or projection in the Forward-Looking Information; and

(k) a statement of the material factors or assumptions that were applied in the Forward-Looking Information.

4.6 “Forward-Looking Information” means all disclosure regarding possible events, conditions or results (including future-oriented financial information with respect to prospective results of operations, a prospective financial position or prospective changes in financial position that is based on assumptions about future economic conditions and courses of action) that is presented as either a forecast or a projection. An example would be the discussion of trends and prospects for the Company in its MD&A.

5.	PUBLIC ORAL STATEMENTS

5.1 The procedures in this section apply to all Directors, Officers, Employees, Contractors and Spokespersons and any other person with actual or implied authority to make a public oral statement.

5.2 A “public oral statement” is any oral statement made in circumstances in which a reasonable person would believe that information contained in the statement will become generally disclosed. Examples include speeches, presentations, news conferences, interviews and discussions with analysts where the Company’s business and affairs, prospects or financial condition is discussed. The following procedures should be observed in respect of any public oral statements made by or on behalf of the Company:

(a) such public oral statements should be made only by the Spokespersons authorized by this Policy to make public oral statements on behalf of the Company;

(b) any public oral statement referring to a statement, report or opinion of an expert in whole or in part must have the prior written consent of said expert prior to a Spokesperson making a public oral statement related thereto;

(c) the Spokespersons must ensure that any public oral statements on behalf of the Company do not contain a misrepresentation and comply with Section 13 of this Policy (Avoiding Selective Disclosure) and Section 4.6 of this Policy (Forward-Looking Information);

(d) when available, a transcript or electronic recording of all speeches, interviews and other public oral statements made by any Spokesperson shall be made and furnished to the Chief Financial Officer immediately following the making of such public oral statement; and

(e) the applicable persons described above shall review the transcript and/or electronic recording of each public oral statement made by or on behalf of the Company to ensure that the public oral statement does not contain a misrepresentation. If such public oral statements are found to contain a misrepresentation, the person shall advise the Board and the Company shall immediately issue a correcting press release.

5.3 Where a public oral statement contains Forward-Looking Information, the Spokesperson must, prior to making such a public oral statement make the following cautionary statement indicating that the public oral statement contains Forward-Looking Information;

“Some of my commentary may contain forward-looking information, therefore, you are cautioned that the Company’s actual results could differ materially from my conclusions, forecasts or projections. I refer you to the section entitled “Description of the Business – Risk Factors” in our most recent annual information form available on SEDAR which sets out certain material factors that could cause actual results to differ.”

6.	DISCLOSURE CONTROLS AND PROCEDURES

6.1 The Board of Directors has designed the Company’s Disclosure Controls and Procedures Policy which will be implemented and monitored by the Board. In accordance with the Disclosure Controls and Procedures Policy:

(a) The Board shall assign responsibility to the appropriate individuals to draft the required disclosures in the material public disclosures of the Company and shall develop a timeline to ensure the drafting and review is conducted in a timely manner.

(b) The Board shall review new developments, key risks and business challenges or areas of concern for special attention during the drafting process.

(c) All personnel who are requested to have direct input into the preparation of Core Documents will be provided with instructions and such other additional information as they may require to ensure that they are familiar with the Company’s obligations, the importance of compliant and accurate disclosure and the reliance which is being placed upon them.

(d) The Board shall meet as many times as may be necessary to review the draft, consider all comments raised by members of the Board and other reviewers. Concerns will be addressed with outside counsel and the independent auditors, as necessary.

(e) Where it considers it necessary or advisable, the Board will have portions of Core Documents reviewed by another knowledgeable person. Financial information in the Core Documents shall undergo a second internal review by the auditors where appropriate (eg) financial statements, MD&A, annual information forms and business acquisition reports.

(f) To serve as an additional record of the procedures employed, and to emphasize the importance of accurate and reliable information in the Company’s material public disclosures, the Board shall ask the appropriate persons to provide his or her confirmation that all material information has been brought forward to the Board. Each will be asked to provide their certification in a form to be approved by the Board.

(g) Operations personnel will be required to provide their confirmation, as appropriate, that all material information has been communicated to the responsible executive officers.

(h) Once the Board has agreed upon a final draft, the Board shall report to the Chief Executive Officer and the Chief Financial Officer:

(i) that it has followed the disclosure controls and procedures;

(ii) the Board’s findings and conclusions regarding the effectiveness of the Company’s disclosure controls and procedures; and

(iii) the Board’s assessment of the quality of the disclosures made in the Company’s Core Documents,

and the Board shall meet with the Chief Executive Officer and/or the Chief Financial Officer to discuss any questions, which either may have, and to report in person, upon the request of the Chief Executive Officer and/or the Chief Financial Officer.

(i) If for any reason the Board cannot agree upon its report, it shall meet with the Chief Executive Officer and the Chief Financial Officer to discuss its procedures and the issues which remain outstanding.

7.	TIMELY DISCLOSURE OF MATERIAL INFORMATION

7.1 “Material information” consists of both “material facts” and “material changes”. A “material fact” means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the securities of the Company. A “material change” means a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and includes a decision to implement such a change if such a decision is made by the Board or by senior management of the Company who believe that confirmation of the decision by the Board is probable.

7.2 Any person to whom this Policy applies who becomes aware of information that has the possibility of being Material Information must immediately disclose that information to the Chief Executive Officer or the Chief Financial Officer and the Chief Executive Officer or Chief Financial Officer shall advise the Board. Schedule “B” attached hereto lists examples of Material Information.

7.3 Upon the occurrence of any change that may constitute a material change in respect of the Company or upon the Board, the Board, in consultation with such other advisors as it may consider necessary, shall:

(a) consider whether the event constitutes a material change;

(b) if it does constitute a material change, prepare a press release and a material change report describing the material change as required under applicable laws;

(c) determine whether a reasonable basis exists for filing the material change report on a confidential basis. In general, filings will not be made on a confidential basis although, in exceptional circumstances (such as disclosure related to a potential acquisition), confidential disclosure may be appropriate;

(d) to the extent practicable, circulate the draft press release and material change report to the members of the Board and senior management together, if applicable, with the recommendation that it be filed on a confidential basis;

(e) if applicable, following approval by the Board, file the material change report on a confidential basis and when the basis for confidentiality ceases to exist, and the event remains material, issue a press release and file a material change report in compliance with applicable securities laws, including the Act. During the period of time while a confidential material change has not been publicly disclosed, the Company shall not release a document or make a public oral statement that, due to the undisclosed material change, contains a misrepresentation.

7.4 Press releases disclosing Material Information will be transmitted to stock exchanges upon which Company securities are listed, relevant regulatory bodies and major news wire services that disseminate financial news to the financial press. Press releases must be pre-cleared by the relevant stock exchange if issued during trading hours or one hour after trading hours.

8.	INTERNET CHAT ROOMS AND BULLETIN BOARDS

8.1 Directors, Officers, Employees and Contractors must not discuss or post any information relating to the Company or any of its subsidiaries or trading in securities of the Company in Internet chat rooms, newsgroups or bulletin boards.

9.	RUMOURS

9.1 The Company shall not comment, affirmatively or negatively, on rumours. This also applies to rumours on the Internet. Spokespersons will respond consistently to those rumours, saying “It is our policy not to comment on market rumours or speculation.” If the TSX, or a securities regulatory authority requests that the Company make a statement in response to a market rumour, the Board will consider the matter and make a recommendation to the Chief Executive Officer as to the nature and context of any response.

10.	WEBSITE

10.1 The Vice President, Investor Relations of the Company is responsible for creating and maintaining the Company’s website. The Company’s website must be maintained in accordance with the following:

(a) the following information must be included on the website:

(i) all Material Information that has previously been Generally Disclosed, including, without limitation, all documents filed on SEDAR or a link to those documents on SEDAR;

(ii) all non-Material Information that is given to analysts, institutional investors and other market professionals (such as fact sheets, fact books, slides of investor presentations, materials distributed at analyst and industry conferences);

(iii) web replays of shareholder meetings or analysts’ conferences; and

(iv) all press releases or a link to those press releases;

(b) the website must contain an e-mail link to an investor relations contact for the Company to facilitate communication with investors;

(c) the website must include a notice that advises the reader that the information was accurate at the time of posting, but may be superseded by subsequent disclosures;

(d) inaccurate information must be promptly removed from the website and a correction must be posted;

(e) information contained on the website must be removed or updated when it is no longer current;

(f) a list of all analysts known to follow the Company may be posted on the investor relations page, but analysts’ reports must not be posted on the Company’s website or linked to the Company’s website;

(g) all links from the Company’s website must be approved by the Vice-President, Investor Relations and all links must include a notice that advises the reader that he or she is leaving the Company’s website and that the Company is not responsible for the contents of the other site; and

(h) while no links will be created from the Company’s website to chat rooms, newsgroups or bulletin boards, pre-approved and publicly disclosed information posted on external websites may be referenced on the Company’s website with authorization by the Vice-President, Investor Relations.

10.2 All information on the Company’s website will be retained for a period of six years from the date of issue.

10.3 If the Company is considering a distribution of its securities, the content of the website must be reviewed with the Company’s corporate counsel before and during the offering to ensure compliance with applicable securities laws.

11.	CONFIDENTIALITY OF UNDISCLOSED MATERIAL INFORMATION

11.1 “Undisclosed Material Information” of the Company is Material Information about the Company that has not been “Generally Disclosed”, that is, disseminated to the public by way of a press release together with the passage of a reasonable amount of time (24 hours, unless otherwise advised that the period is longer or shorter, depending on the circumstances) for the public to analyze the information.

11.2 Any person to whom this Policy applies and who has knowledge of Undisclosed Material Information must treat the Material Information as confidential until the Material Information has been Generally Disclosed.

11.3 Undisclosed Material Information shall not be disclosed to anyone except in the necessary course of business. If Undisclosed Material Information has been disclosed in the necessary course of business, anyone so informed must clearly understand that it is to be kept confidential, and, in appropriate circumstances, execute a confidentiality agreement. Schedule “C” attached hereto lists circumstances where securities regulators believe disclosure may be in the necessary course of business. When in doubt, all persons to whom this Policy applies must consult with the Chief Financial Officer to determine whether disclosure in a particular circumstance is in the necessary course of business. For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media will not be considered to be in the necessary course of business. “Tipping”, which refers to the disclosure of Undisclosed Material Information to third parties outside the necessary course of business, is prohibited.

11.4 In order to prevent the misuse of inadvertent disclosure of Undisclosed Material Information, the procedures set forth below should be observed at all times:

(a) Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names should be used if necessary;

(b) Confidential matters should not be discussed in places where the discussion may be overheard;

(c) Transmission of documents containing Undisclosed Material Information by electronic means will be made only where it is reasonable to believe that the transmission can be made and received under secure conditions; and

(d) Unnecessary copying of documents containing Undisclosed Material Information must be avoided and extra copies of documents must be promptly removed from meeting rooms and work areas at the conclusion of the meeting and must be destroyed if no longer required.

12.	QUIET PERIOD

12.1 Each period (1) beginning on the first day following the end of each fiscal quarter and each fiscal year, and (2) ending when the earnings for that quarter or year have been Generally Disclosed by way of a press release, will be a “Quiet Period”. During a Quiet Period, Spokespersons must not provide any Forward-Looking Information relating to the business and affairs of the Company or any of its subsidiaries, including information relating to expected revenues, net income or profit, earnings per share, expenditure levels, and other information commonly referred to as earnings guidance (“Earnings Guidance”) or comments with respect to the financial results for the current fiscal quarter or current fiscal year. Notwithstanding these restrictions, the Company may Generally Disclose Forward-Looking Information during the Quiet Period when the Forward-Looking Information constitutes Undisclosed Material Information. During a Quiet Period, Spokespersons may respond to unsolicited inquiries about information either that is not Material Information or that has been Generally Disclosed.

13.	AVOIDING SELECTIVE DISCLOSURE

13.1 When participating in shareholder meetings, news conferences, analysts’ conferences and private meetings with analysts or institutional investors, Spokespersons must only disclose information that either (1) is not Material Information or (2) is Material Information but has previously been Generally Disclosed. For greater certainty, acceptable topics of discussion include the Company’s business prospects (subject to the provisions of this Policy), the business environment, management’s philosophy and long-term strategy. Any selective disclosure of Undisclosed Material Information, including Earnings Guidance, is not permitted.

13.2 To protect against selective disclosure, the procedures outlined in Section 5 (Procedures Regarding Public Oral Statements) should be followed.

13.3 If Material Information that has not been Generally Disclosed is inadvertently disclosed, the Company shall contact the parties to whom the Material Information was disclosed and inform them: (a) that the information is Undisclosed Material Information, and (b) of their legal obligations with respect to the Material Information.

14.	Analyst Reports

14.1 When reviewing analysts’ reports, comments of Directors, Officers, Employees and Contractors must be limited to identifying factual information that has been Generally Disclosed that may affect an analyst’s model and pointing out inaccuracies or omissions with respect to factual information that has been Generally Disclosed.

Any comments must contain a disclaimer that the report was reviewed for factual accuracy only. No comfort or guidance shall be expressed on the analysts’ earnings models or earnings estimates and no attempt shall be made to influence an analyst’s opinion or conclusion.

14.2 Analysts’ reports shall not be posted on or linked from the Company’s website.

14.3 The Company may from time to time give Earnings Guidance or any other Forward-Looking Information through voluntary disclosure by way of a press release, provided that the cautionary language described in Section 4.6 accompanies the information.

15.	TRADING OF SECURITIES OF THE COMPANY

15.1 No Person in a Special Relationship with the Company shall purchase or sell or otherwise monetize securities of the Company while in possession of Undisclosed Material Information.

15.2 Directors, Officers and those Employees and Contractors who participate in the preparation of the Company’s financial statements or who are privy to material financial information relating to the Company are prohibited from purchasing or selling securities of the Company during the period of time beginning on: (i) the first day on which the stock exchange on which Company securities are listed is open for trading (a “Trading Day”) following the end of a fiscal quarter, or fiscal year end, until the second Trading Day after the financial results for a fiscal quarter or fiscal year end have been disclosed by way of press release (the “Executive Blackout”).

15.3 All Employees and Contractors who are not subject to the Executive Blackout are prohibited from purchasing or selling securities of the Company for the period of time beginning on the tenth Trading Day prior to the disclosure of financial results for a fiscal quarter or fiscal year by way of press release until the second Trading Day following such press release (the “General Blackout”).

15.4 All Directors, Officers, Employees and Contractors who are so advised by the Board, shall be prohibited from purchasing or selling securities of the Company during any other period designated by the Board (the “Specific Blackout”).

15.5 Notwithstanding Sections 15.3 and 15.4, a Director, Officer, Employee and Contractor may purchase or sell securities during any blackout period (an Executive Blackout, a General Blackout, or Specific Blackout as may be applicable) with the prior written consent of the Chief Financial Officer. The Chief Financial Officer will grant permission to purchase or sell during a blackout period only in the case of unusual, exceptional circumstances. Unusual, exceptional circumstances may include the sale of securities in the case of severe financial hardship or where the timing of the sale is critical for significant tax planning purposes.

15.6 The trading prohibitions in Sections 15.1, 15.2, 15.3 and 15.4 do not apply to the acquisition of securities through the exercise of share options or restricted share units but do apply to the sale of the securities acquired through the exercise of share options or restricted share units.

16.	INSIDER REPORTS

16.1 A reporting insider (as defined in National Instrument 55-104) (a “Reporting Insider”) is required to file an initial insider report within 10 days of becoming a Reporting Insider and subsequent insider reports within five days following any trade of securities of the Company. If a Reporting Insider does not own or have control over or direction over securities of the Company, or if ownership or direction or control over securities of the Company remains unchanged from the last report filed, a report is not required.

16.2 If a Reporting Insider has made a trade and requires assistance with the filing of an insider report, such Reporting Insider should contact the Chief Financial Officer who will arrange for assistance with the preparation and filing of an insider report.

17.	COMMITMENT

17.1 To demonstrate our determination and commitment to the purposes of this Policy, the Company asks each Employee to review this Policy periodically throughout the year. Take the opportunity to discuss with management any circumstances that may have arisen that could be a breach of this Policy.

17.2 The following individuals are required to acknowledge they have read this Policy annually: Directors and Officers. Employees are required to sign the Policy when they are engaged or when the Policy is significantly revised.

RECEIPT AND ACKNOWLEDGEMENT

I, _____________________________, hereby acknowledge that I have received and read

(Print Name)

a copy of the “Disclosure, Confidentiality and Insider Trading Policy” and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-noted policy may subject me to discipline by the Company up to and including termination.

Signature	Date

SCHEDULE “A”

Individuals and Entities to Whom This Policy Applies

This Policy applies to Contractors, Directors, Employees, Officers, Persons in a Special Relationship with the Company and Reporting Insiders.

“Contractors” means independent contractors (who are engaged in an employee-like capacity) of the Company or any of its subsidiaries;

“Directors” means directors of the Company;

“Employees” means full-time, part-time, contract or secondment employees of the Company or any of its subsidiaries;

“Officers” means officers of the Company or any of its subsidiaries;

“Persons in a Special Relationship with the Company” means:

1.	Directors, Officers, Employees and Contractors;

2.	10% Shareholders;

3.	directors, officers, employees and contractors of 10% Shareholders;

4.	members of an operating or advisory committee of the Company or any of its subsidiaries;

5.	directors, officers, partners and employees of a company that is engaging in any business or professional activity with the Company or any of its subsidiaries and who routinely comes into contact with Material Information;

6.	persons or companies that learned of Material Information with respect to the Company from a person or company described in (1) through (5) of this definition and knew or ought reasonably to have known that the other person or company was in such a special relationship; and

7.	spouses, live-in partners or relatives of any of the individuals referred to in (1) through (6) who reside in the same household as that individual; and

“Reporting Insider” means an insider of the Company if the insider is

1.	the CEO, CFO or COO of the Company, of a significant shareholder of the Company or of a major subsidiary of the Company;

2.	a director of the Company, of a significant shareholder of the Company or of a major subsidiary of the Company;

3.	a person or company responsible for a principal business unit, division or function of the Company;

4.	a significant shareholder of the Company;

5.	a significant shareholder based on post-conversion beneficial ownership of the Company’s securities and the CEO, CFO, COO and every director of the significant shareholder based on post-conversion beneficial ownership;

6.	a management company that provides significant management or administrative services to the Company or a major subsidiary of the Company, every director of the management company, every CEO, CFO and COO of the management company, and every significant shareholder of the management company;

7.	an individual performing function similar to the functions performed by any of the insiders described in paragraphs (a) to (f);

8.	the Company itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security; or

9.	any other insider that

(a) in the ordinary course receives or has access to information as to material facts or material changes concerning the Company before the material facts or material changes are generally disclosed; and

(b) directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the Company;

“significant shareholder” means a person that has beneficial ownership of, or control or direction over, whether direct or indirect, or a combination of beneficial ownership of, and control or direction over, whether direct or indirect, securities of an issuer carrying more than 10 per cent of the voting rights attached to all the Company’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person or company as underwriter in the course of a distribution.

A company is considered to be a “Subsidiary” of another company if it is controlled by (1) that other company, (2) that other and one or more companies, each of which is controlled by that other, or (3) two or more companies, each of which is controlled by that other; or it is a subsidiary of a company that is that other’s subsidiary. In general, a company will control another company when the first company owns more than 50% of the outstanding voting securities of that other company.

SCHEDULE “B”

Examples of Information That May Be Material

(Based on National Policy 51-201 and Section 410 of the Toronto Stock Exchange Manual* *NOTE: Western Uranium & Vanadium Corp. is listed on the Canadian Stock Exchange but wishes to adopt the highest Governance Standards. )

Changes in corporate structure

●	changes in share ownership that may affect control of the company
●	changes in corporate structure such as reorganizations, amalgamations, or mergers
●	take-over bids, issuer bids, or insider bids

Changes in capital structure

●	the public or private sale of additional securities
●	planned repurchases or redemptions of securities
●	planned splits of common shares or offerings of warrants or rights to buy shares
●	any share consolidation, share exchange, or stock dividend
●	changes in a company’s dividend payments or policies
●	the possible initiation of a proxy fight
●	material modifications to the rights of security holders

Changes in financial results

●	a significant increase or decrease in near-term earnings prospects
●	unexpected changes in the financial results for any period
●	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs
●	changes in the value or composition of the company’s assets
●	any material change in the company’s accounting policies

Changes in business and operations

●	any development that affects the company’s resources, technology, products or markets
●	a significant change in capital investment plans or corporate objectives
●	major labour disputes or disputes with major contractors or suppliers
●	significant new contracts, products, patents, or services or significant losses of contracts or business
●	significant discoveries by resource companies
●	changes to the Board or executive management, including the departure of the company’s Chairman, CEO, CFO (or persons in equivalent positions)
●	the commencement of, or developments in, material legal proceedings or regulatory matters
●	waivers of corporate ethics and conduct rules for officers, directors, and other key employees

●	any notice that reliance on a prior audit is no longer permissible
●	de-listing of the company’s securities or their movement from one quotation system or exchange to another

Acquisitions and dispositions

●	significant acquisitions or dispositions of assets, property or joint venture interests
●	acquisitions of other companies, including a take-over bid for, or merger with, another company

Changes in credit arrangements

●	the borrowing or lending of a significant amount of money
●	any mortgaging or encumbering of the company’s assets
●	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors
●	changes in rating agency decisions
●	significant new credit arrangements

SCHEDULE “C”

Examples of Disclosures That May Be Necessary in the Course Of Business

(Reproduced from National Policy 51-201) *NOTE: Western Uranium & Vanadium Corp. is listed on the Canadian Stock Exchange but wishes to adopt the highest Governance Standards. )

(1) Disclosure to:

●	vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing, and supply contracts

●	employees, officers and directors

●	lenders, legal counsel, auditors, underwriters, and financial and other professional advisors to the Company

●	parties to negotiations

●	labour unions and industry associations

●	government agencies and non-governmental regulators

●	credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available)

(2) Disclosures in connection with a private placement

(3) Communications with controlling shareholders, in certain circumstances

SCHEDULE “D”

Media Protocol, WESTERN URANIUM CORPORATION

When contacted by any media person or reporter, employees and contractors of Western Uranium & Vanadium Corp. are required to observe the following protocol:

1.	Obtain the person’s name, media outlet and contact information.

2.	Ask the person to explain the request and the deadline while making clear that you are not the Company spokesperson and will be relaying the information to someone else for handling.

3.	Do not promise that the information the person wants will be available before the deadline, but do promise that someone will return the call before the deadline, either to provide the information or to explain why not.

4.	Email the request, any notes you have taken on what the media person wants and any information you have learned on the call to the Chief Executive Officer.

5.	The President and Chief Executive Officer is the official spokesperson for the Company. He will decide whose input is needed, if any, and how the request is to be handled, whether by himself or by someone he has designated and who has been briefed accordingly. In the event the CEO is not available the matter may referred to any of the above persons.

6.	The Chief Executive Officer will ensure that the person who received the original call is aware of how the request is being handled, so that if that person receives a second call, he or she is at least able to relay the status of the request and tell the person what to expect.

7.	Monitor any resulting coverage and ensure that it is circulated within the Company.

8.	Brief the above list of persons by email about any further contact with the media person, its content and tone.

9.	On a regular basis, there will be a debriefing call to ensure that intelligence and learning gathered from these experiences are shared among individuals likely to be the targets of media interest.